EXHIBIT 10.3
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) made and entered into effective as of January 31, 2006 (the “Effective Date”) by and between Calumet GP, LLC (the “Company”), a Delaware limited liability company, and F. William Grube (the “Executive”).
     WHEREAS, the Company has been organized to act as the general partner of Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “MLP”) that will acquire and continue the business of Calumet Lubricants Co., Limited Partnership (the “Predecessor”); and
     WHEREAS, the Executive has been the President and Chief Executive Officer of the Predecessor since 1990; and
     WHEREAS, the Company desires to secure the continued employment of the Executive in accordance herewith and the Executive is willing to be employed by the Company on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth below, it is hereby agreed as follows:
     1. Employment and Term.
          (a) Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement during the Employment Period (as defined below).
          (b) Term. Subject to earlier termination as provided in Section 5, the initial term of the Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue until the fifth anniversary of the Effective Date (such term as it may be earlier terminated or extended being referred to hereinafter as the “Employment Period”). On the third anniversary of the Effective Date, and on every anniversary of the Effective Date thereafter, the Employment Period shall be deemed to be automatically extended to include an additional period of twelve months past the previously established ending date of the Employment Period, unless either party notifies the other of non-extension at least ninety days prior to any such anniversary date.
     2. Duties and Powers of the Executive.
          (a) Duties. During the Employment Period the Executive shall serve as the Chief Executive Officer and President of the Company and as a member of the Board of Directors (the “Board”) with such authority, duties, powers and responsibilities as are normally attributable to such positions and with such other duties and responsibilities as may be from time to time reasonably assigned to the Executive by the Board.
          (b) Attention. Except as provided below, during the Employment Period the Executive shall devote substantially all of his business time and efforts to the business and affairs of the Company and, notwithstanding any provision to the contrary in the limited liability agreement of the Company, use the Executive’s best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to (i) serve on industry, civic or charitable boards or committees, (ii) manage the Executive’s personal investments, (iii) serve on the board of Legacy Resources, and with the consent of the Board, serve on the boards of other businesses, and (iv) from time to time (consistent with the historical work patterns of Executive with Predecessor) work from remote locations in Indianapolis or elsewhere so long as such activities or work patterns do not interfere with the performance of the Executive’s duties in accordance with this Agreement. In no event shall such activities or work patterns by the Executive be deemed to interfere with the Executive’s duties hereunder until the Executive has been notified in writing thereof by the Board and given a reasonable period in which to cure such interference.
     3. Place of Employment. The Executive’s principal place of employment hereunder shall be at the Company’s principal executive offices in the greater Indianapolis, Indiana area.
     4. Compensation.
          (a) Base Salary. During the Employment Period, the Executive’s annual base salary (“Annual Base Salary”) shall be $332,800 payable in accordance with the Company’s general payroll practices; provided, however that for 2007 and for each subsequent calendar year thereafter during the employment period, the Annual Base Salary shall be increased by such amount as may be determined by the Board or the Compensation Committee thereof, but in any event by not less than the amount of increase to which the Executive would be entitled were the Annual Base Salary to be increased by the same percentage as the average of the percentage increases of all salaried employees of the Company for such new calendar year.
          (b) Annual and Long-Term Incentive Arrangements. For his services during the Employment Period, the Executive shall be eligible to earn annual and long-term compensation under such incentive plans, programs, contracts, or other arrangements (cash, equity, phantom or other) of the MLP as may from time to time be made available to other executive officers of the Company, on a basis that is reasonably calculated to result in the Executive’s having the reasonable opportunity to achieve a payout or distribution of at least 150 percent of the amount of the cash, equity or other payout or distribution that may be made to any other executive officer of the Company under the terms of any such incentive arrangements.
          (c) Retirement and Welfare Benefit Plans. During the Employment Period, the Executive shall be eligible to participate in all savings, retirement and welfare benefit plans, practices, policies and programs applicable generally to employees and/or senior executives of the Company, subject to meeting the general eligibility requirements of such plans or programs.
          (d) Expenses. The Company shall promptly reimburse the Executive for all reasonable business expenses, including those for travel and entertainment, properly incurred by the Executive in the performance of his duties hereunder in accordance with policies established from time to time by the Company.

          (e) Fringe Benefits and Perquisites. During the Employment Period, the Executive shall be entitled to receive fringe benefits and perquisites in accordance with the plans, practices, programs and policies of the Company from time to time in effect, and which are commensurate with the Executive’s position.
          (f) Automobile. During the Employment Period, the Company shall provide the Executive with the use of an automobile, for personal and business use (including vehicle property damage and liability insurance in appropriate amounts) of generally the same quality and on the same terms and conditions as the Predecessor provided the Executive with the use of an automobile.
     5. Termination of Employment.
          (a) Death or Disability. The Executive’s employment shall terminate upon the Executive’s death or, at the election of the Board or the Executive, by reason of his Disability (as defined below) during the Employment Period. For purposes of this Agreement, Disability shall mean Executive’s substantial inability to perform his duties under this Agreement by reason of mental or physical incapacity for 90 consecutive calendar days during the Employment Period; provided, that the Company shall not have the right to terminate Executive’s employment for Disability if (i) in the opinion of a qualified physician reasonably acceptable to the Company that is delivered to the Company within 30 days of the Company’s delivery to the Executive of a Notice of Termination (as defined below), it is reasonably likely that the Executive will be able to resume the Executive’s duties on a regular basis within 90 days of the Notice of Termination and (ii) the Executive does resume such duties within such time.
          (b) By the Company for Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause (as defined below). For purposes of this Agreement, “Cause” shall mean:
               (1) the Executive’s willful and continuing failure (excluding as a result of Executive’s mental or physical incapacity) to perform, the Executive’s duties and responsibilities with the Company;
               (2) the Executive’s having committed any act of material dishonesty against the Company or any of its affiliates (including theft, misappropriation, embezzlement, forgery, fraud, or willful and intentional falsification of records or misrepresentation);
               (3) the Executive’s willful and continuing material breach of this Agreement;
               (4) the Executive’s having been convicted of, or having entered a plea of nolo contendre to any felony; or

          (5) the Executive’s having been the subject of any final and non-appealable order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud, including, for example, any such order consented to by the Executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.
For purposes of this Section 5(b), no act or failure to act by Executive shall be considered “willful” unless committed or omitted in bad faith and without a reasonable belief that the act or failure to act was in the best interests of the Company. In addition, no act or failure to act that otherwise may be deemed to constitute Cause under clauses (1) or (3) above shall be deemed to constitute Cause if such act or failure to act is corrected prior to the Date of Termination (as defined below) specified in the Notice of Termination (as defined below) given in respect thereof.
     (c) By the Company without Cause or by the Executive without Good Reason. Notwithstanding any other provision of this Agreement, the Company, by action of the Board, may (subject to the provisions of Section 6(a)) terminate the Executive’s employment other than for Cause during the Employment Period and the Executive may similarly terminate his employment for other than Good Reason during the Employment Period.
     (d) By the Executive for Good Reason. The Executive may terminate his employment during the Employment Period for Good Reason (as defined below). For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the written consent of the Executive, of any one of the following acts by the Company, or failures by the Company to act, unless such act or failure to act is corrected prior to the Date of Termination (as defined below) specified in the Notice of Termination (as defined below) given in respect thereof:
          (1) any material breach by the Company of this Agreement;
          (2) any requirement by the Company that the Executive relocate outside of the metropolitan Indianapolis area;
          (3) failure of any successor to assume this Agreement not later than the date as of which it acquires substantially all of the equity, assets or business of the Company;
          (4) any material reduction in the Executive’s title, authority, responsibilities, or duties (including a change that causes the Executive to cease being a member of the Board or reporting directly and solely to the Board); or
          (5) the assignment to the Executive of any duties materially inconsistent with his duties as the Chief Executive Officer of the Company.
     Unless the Executive gives written notice to the Board of any act or omission to act constituting Good Reason hereunder within 12 months of the date the Executive becomes aware of such act or omission, such act or failure to act shall not constitute a Good Reason event for purposes of this Agreement.

          (e) Waiver and Release. Notwithstanding anything in this Agreement to the contrary, the Executive shall not be entitled to any severance payments or vesting of benefits under Section 6(a) of this Agreement unless the Executive signs and does not revoke a waiver and release agreement substantially similar to that in Attachment A hereto.
          (f) Notice of Termination. During the Employment Period, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto (or, if by mutual agreement by a joint written agreement) in accordance with Section 15(b). For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
          (g) Date of Termination. “Date of Termination”, with respect to any purported termination of the Executive’s employment during the Employment Period, shall mean the date specified in the Notice of Termination (which, in the case of a termination by the Company for reasons other than Cause or for Cause under clauses (1) and (3) of Section 5(b), or a termination by the Executive shall not be less than 30 days from the date such Notice of Termination is given).
6. Obligations of the Company Upon Termination.
     (a) Termination by the Company Other than for Cause, Death or Disability or Termination by the Executive for Good Reason. During the Employment Period, if the Company shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate his employment for Good Reason, then, subject to Sections 5(e) and 6(d) as soon as practicable following the date the Executive’s waiver and release under Section 5(e) becomes nonrevocable, the Company shall pay to the Executive the amounts described in this Section 6 and the Executive shall become vested in all MLP incentive awards granted to the Executive by the Company as provided below.
               (i) Lump Sum Payment. The Company shall pay to the Executive a lump sum amount in cash equal to three times the Executive’s Annual Base Salary then in effect.
               (ii) Accrued Obligations. The Company shall pay the Executive a lump sum amount in cash equal to the sum of (A) the Executive’s earned Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) an amount equal to any MLP incentive awards payable in cash with respect to fiscal years ended prior to the year that includes the Date of Termination to the extent not theretofore paid, and (C) an amount in respect of the Executive’s participation in any MLP plans, programs, contracts, or other arrangements that may result in a cash payment to the Executive in respect of his services to the Company for the fiscal year that includes the Date of Termination equal to 100% of the maximum amount that could be earned by the Executive under such arrangement multiplied by a fraction, the numerator of which shall be the number of days from the beginning of such fiscal year to and including the Date of Termination and the denominator of which shall be 365. (The amounts specified in clauses (A), (B) and (C) shall be hereinafter referred to as the “Accrued Obligations”).
               (iii) Accelerated Vesting and Payment of MLP Equity-Based Awards. All MLP equity-based awards (including phantom awards) held by the Executive shall immediately vest in full (at their target levels, if applicable) and become fully exercisable or payable, as the case may be, as of the Date of Termination.
          (b) Termination by the Company for Cause or by the Executive Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, or if the Executive terminates his employment during the Employment Period other than for Good Reason, the Company shall have no further obligations to the Executive under this Agreement other than the Accrued Obligations.
          (c) Termination due to Death or Disability. If the Executive’s employment shall terminate by reason of death or Disability, the Company shall pay the Executive or his estate, as the case may be, the Accrued Obligations. Such payments shall be in addition to those rights and benefits to which the Executive or his estate may be entitled under the relevant Company benefit plans or programs. In addition, all MLP equity-based awards held by the Executive shall immediately vest and become fully exercisable or payable, as the case may be, as of the Date of Termination.
          (d) Section 409A. If any payment under this Agreement would result in the Executive being subject to the additional 20% tax provided by Section 409A of the Internal Revenue Code, such payment shall be deferred until the first date it would not be subject to Section 409A.
          (e) Delayed Payments. Any delay by the Company in paying any amount due the Executive under this Agreement, including paragraph (d), shall bear interest at the maximum nonusurious rate from the date such payment was due (disregarding Section 409A) until paid.
          (f) Parachute Provisions. If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement is deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Parachute Payments and on any payments under this Section 6(f)) as if no excise taxes had been imposed with respect to Parachute Payments. The amount of any payment under this Section 6(f) shall be computed by a certified public accounting firm mutually and reasonably acceptable to the Executive and the Company, the computation expenses of which shall be paid by the Company. “Parachute Payment” shall mean any payment deemed to constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended.
          7. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise adversely affect such rights as the Executive may have under any other contract or agreement entered into after the Effective Date with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into with the Company shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
          8. Full Settlement; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other clam, right or action which the Company may have against the Executive or others, provided that nothing herein shall preclude the Company from separately pursuing recovery from the Executive based on any such claim. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.
          9. Arbitration. Any dispute about the validity, interpretation, effect or alleged violation of this Agreement (an “arbitrable dispute”) must be submitted to confidential arbitration in Indianapolis, Indiana. Arbitration shall take place before an experienced employment arbitrator licensed to practice law in such state and selected in accordance with the rules of the Model Employment Arbitration Procedures of the American Arbitration Association. Arbitration shall be the exclusive remedy of any arbitrable dispute. Should any party to this Agreement pursue any arbitrable dispute by any method other than arbitration, the other party shall be entitled to recover from the party initiating the use of such method all damages, costs, expenses and attorneys’ fees incurred as a result of the use of such method. Notwithstanding anything herein to the contrary, nothing in this Agreement shall purport to waive or in any way limit the right of any party to seek to enforce any judgment or decision on an arbitrable dispute in a court of competent jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Indianapolis, Indiana, for the purposes of any proceeding arising out of this Agreement.
          10. Confidentiality. The Company agrees to provide the Executive, in the course of his employment with the Company, with non-public privileged or confidential information and trade secrets concerning the operations, future plans and methods of doing business of the Company, its subsidiaries and affiliates (“Proprietary Information”); and the Executive agrees that it would be extremely damaging to the Company, its subsidiaries and affiliates if such Proprietary Information were disclosed to a competitor of the Company, its subsidiaries and affiliates or to any other person or corporation. In consideration for the Company providing such Proprietary Information to the Executive, the Executive agrees that all Proprietary Information divulged to the Executive is in confidence and further agrees to keep all Proprietary Information secret and confidential (except for such information which is or becomes publicly available other than as a result of a breach by the Executive of this provision) without limitation in time. In view of the nature of the Executive’s employment and the Proprietary Information the Executive has acquired during the course of such employment, the Executive likewise agrees that the Company, its subsidiaries and affiliates would be irreparably harmed by any disclosure of Proprietary Information in violation of the terms of this paragraph and that the Company, its subsidiaries and affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Executive from engaging in any activity or threatened activity in violation of the terms of this Section and to any other relief available to them. Inquiries regarding whether specific information constitutes Proprietary Information shall be directed to the Board, provided that the Company shall not unreasonably classify information as Proprietary Information.
          11. Non-Solicitation of Employees. The Executive recognizes that he will be provided confidential information about other employees of the Company, its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company, its subsidiaries and affiliates and recognizes that such information is not generally known, is of substantial value to the Company, its subsidiaries and affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company, its subsidiaries and affiliates. Accordingly, in consideration of the Proprietary Information and other benefits provided to the Executive under this Agreement, the Executive agrees that, during the Employment Period and for the Restricted Period (as defined in Section 12), he will not, directly or indirectly, solicit or recruit any employee of the Company, its subsidiaries or affiliates on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company, its subsidiaries and affiliates to any other person; provided, however, that it shall not constitute a solicitation or recruitment of employment in violation of this Section to discuss employment opportunities with any employee of the Company, its subsidiaries or affiliates who has either first contacted the Executive or regarding whose employment the Executive has discussed with and received the written approval of the Chairman of the Board prior to making such solicitation or recruitment In view of the nature of the Executive’s employment with the Company, the Executive likewise agrees that the Company, its subsidiaries and affiliates would be irreparably harmed by any solicitation or recruitment in violation of the terms of this paragraph and that the Company, its subsidiaries and affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Executive from engaging in any activity or threatened activity in violation of the terms of this Section and to any other relief available to them.

12. Noncompetition.
          (a) In consideration for the Company’s providing the Executive with Confidential Information during the Employment Period and the other benefits provided by this Agreement, the Executive agrees that while employed by the Company and for the Restricted Period (as defined below), the Executive shall not, unless the Executive receives the prior written consent of the Board, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any person that competes with the Company or the MLP and its affiliates in Restricted Business (as such term is defined in the Omnibus Agreement, dated the date hereof, among the Company, the MLP, the Heritage Group and the other parties named therein); provided, however, that following any termination of employment the foregoing restriction shall apply only to those areas where the Company and the MLP and its affiliates are actually doing business on the date of such termination of employment. The Restricted Period shall be the one-year period following the termination of the Executive’s employment.
          (b) The Executive has carefully read and considered the provisions of this Section 12 and, having done so, agrees that the restrictions set forth in this Section 12 (including the Restricted Period, scope of activity to be restrained and the geographical scope) are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, employees, creditors and shareholders. The Executive understands that the restrictions contained in this Section 12 may limit his ability to engage in a business similar to the Company’s or the MLP’s business, but acknowledges that he will receive sufficiently high remuneration and other benefits from the Company hereunder to justify such restrictions.
          (c) It is specifically agreed that the Restricted Period following termination of employment, during which the agreements and covenants of the Executive made in Sections 11 and 12 shall be effective, shall be computed by excluding from such computation any time which the Executive is in violation of the provisions of such Sections.
          (d) In the event that any provision of this Section 12 relating to the Restricted Period and/or the areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the Restricted Period and/or areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or areas.
          13. Legal Fees. The Company shall promptly pay all legal fees and expenses (including, without limitation, fees and expenses in connection with any arbitration) incurred by the Executive in disputing in good faith any issue arising under this Agreement relating to the termination of the Executive’s employment or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement.

14. Successors.
          (a) Assignment by the Executive. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
          (b) Successors and Assigns of Company. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.
          (c) Assumption. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree in writing prior to such succession to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. A copy of such agreement shall be furnished to the Executive. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its businesses and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise. Any failure of the Company to timely obtain such agreement in form and substance reasonably satisfactory to the Executive shall be a material breach of this Agreement.
15. Miscellaneous.
          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to its principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged, except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.
          (b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed, in either case, to the Company’s headquarters or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.
          (c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d) Taxes. The Company may withhold from any amounts payable or benefits provided under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          (e) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5 of this Agreement, shall not be deemed to constitute a waiver thereof.
          (f) Entire Agreement; Effect on MLP Equity Awards. This instrument contains the entire agreement of the Executive and the Company with respect to the subject matter hereof except for the agreements evidenced by the indemnification provisions included in the Company’s limited liability company agreement (as being amended and restated concurrently with the initial public offering of the MLP) and the indemnification provisions and the registration rights provisions included in the agreement of limited partnership of the MLP (as being amended and restated concurrently with its initial public offering), all of which provisions are intended to benefit the Executive and which the Company agrees may be enforced by him, regardless of whether he is a party thereto (the “Related Agreements”), and all promises, representations, understandings, arrangements, prior and contemporaneous agreements (written or oral) between the parties with respect to the subject matter hereof (other than the Related Agreements), are terminated hereby. The provisions of this Agreement concerning the accelerated vesting of MLP equity-based awards shall be incorporated by reference into any such grants made after the Effective Date; the intent of the parties being that, in the event of any language in any plan or award agreement in conflict herewith or to the contrary, the terms of this Agreement shall control as to the vesting of MLP equity-based awards granted to the Executive.
IN WITNESS WHEREOF, the Executive and the Company have caused this Agreement to be executed effective for all purposes as of the Effective Date.

CALUMET GP, LLC

By:	/s/ Fred M. Fehsenfeld, Jr.

Fred M. Fehsenfeld, Jr.
Chairman of the Board of Directors

EXECUTIVE

/s/ F. William Grube

F. William Grube

Attachment A
WAIVER AND RELEASE AGREEMENT
     This Waiver and Release Agreement (the “Agreement”) is between Calumet GP, LLC, a Delaware limited liability company (“Company”), and F. William Grube (“Executive”), as provided pursuant to that employment agreement between Executive and Company dated January 31, 2006 (the “Employment Agreement”) and attached hereto as Attachment A.
     WHEREAS, Executive’s employment with Company is being terminated; and
     WHEREAS, Executive will be paid certain severance benefits in exchange for his release and waiver of his claims against the Company Releasees (as defined below) pursuant to this Agreement;
     NOW, THEREFORE, the parties agree to the following.
     1. Complete Release and Other Consideration from Executive. In exchange for the severance benefits provided under Section 2 of this Agreement, Executive agrees as follows:
a.	Complete Release. On behalf of Executive and Executive’s heirs and assigns, Executive fully releases Company and its direct and indirect, past present and future, parents, subsidiaries, affiliates (including, without limitation, Calumet Specialty Products Partners, L.P.), divisions, predecessors, successors, and assigns, and, with respect to all such entities, their partners, members, shareholders, owners, officers, directors, attorneys, agents, representatives and employees (collectively, the “Company Releasees”), from any and all claims, demands, damages, losses, expenses, liabilities and causes of action (including claims for attorneys’ fees) of any kind and character (collectively, “Claims”), known or unknown, that Executive, his heirs, executors, administrators, and assigns may have or may claim to have against any of the Company Releasees based upon facts occurring on or prior to the date Executive signs this Agreement, including but not limited to any claims arising out of or in any way connected with or based upon Executive’s employment relationship with and service as an employee, officer or director of Company or any Company Releasee, and the termination of such relationship or service (the “Release”). This Release includes, without limitation, any claims arising out of any contract (express or implied); any tort (whether based on negligence, gross negligence, or intentional conduct); or any federal, state, or local law, including, without limitation, the Age Discrimination in Employment Act and the Employee Retirement Income Security Act (“ERISA”), other than benefits that Executive is entitled to under the terms of an ERISA plan. This Release does not include (i) any claims under the Age Discrimination in Employment Act that may arise after the date this Agreement is executed by Executive, (ii) any claims that the Executive may have against the Company in respect of the

Company’s Continuing Obligations (as defined in Section 4) to the Executive (regardless of when such claims may arise) under the agreements referenced in Section 4, or (iii) any claims that the Executive may have to receive distributions or otherwise exercise the rights of a holder of securities issued by the Company or of Calumet Specialty Products Partners, L.P. or of any other Company Releasee (except that Executive covenants with Company and the Company Releasees not to bring any claim against any of them in respect of Executive’s securities that are based on any alleged violation of federal or state securities law or breach of fiduciary duty arising before the date that the Executive signs this Agreement. Executive understands that this is a full and final release, with limitation, all known, unknown and suspected Claims (other than described in the preceding sentence) he may have against any of the Company Releasees.
b.	Confidentiality. Except as may be required by law or court order or as may be necessary in an action arising out of this Agreement, Executive agrees not to disclose the existence or terms of this Agreement to anyone other than Executive’s immediate family, attorneys, tax advisors, and financial counselors, provided that Executive first informs them of this confidentiality clause and secures their agreement to be bound by it. Executive understands and agrees that a breach of this confidentiality provision by any of these authorized persons will be deemed a material breach of this Agreement by Executive.

c.	Lawsuits. Executive agrees not to bring or join any lawsuit against any of the Company Releasees in any court (except as necessary to protect Executive’s rights under this Agreement or with respect to Executive’s entry into this Agreement) relating to Executive’s employment, events occurring during Executive’s employment or the termination of Executive’s employment. Executive represents that, as of the effective date of this Agreement, Executive has not brought or joined any lawsuit or filed any charge or claim against any of the Company Releasees in any court or before any government agency. If Executive brings or joins any lawsuit against any of the Company Releasees in any court (except as necessary to protect Executive’s rights under this Agreement or with respect to Executive’s entry into this Agreement) relating to Executive’s employment, events occurring during Executive’s employment or the termination of Executive’s employment, and Executive is the prevailing party in such lawsuit, Executive shall be obligated to return to the Company all amounts paid to Executive as benefits under this Agreement, to the extent permitted under applicable law and ordered by the court. Further, if any Company Releasee is the prevailing party in any lawsuit Executive brings against such Company Releasee relating to Executive’s employment that has been waived in this Agreement, to the extent permitted by applicable law (such as if Executive’s claims are found to be brought in bad faith), Executive agrees to pay all costs and expenses incurred by such person or entity, including reasonable attorneys’ fees, in defending against such lawsuit.

This Agreement is not intended to indicate that any Claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in return for the Company’s payment and vesting of benefits provided by this Agreement, any and all potential Claims that Executive may have against the Company Releasees, regardless of whether they actually exist, are expressly settled, compromised and waived. By signing this Agreement, Executive and the Company Releasees are bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Agreement. The waiver and release provisions of this Agreement do not apply to any rights or claims that may arise after its effective date. This Release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit.
     2. Consideration from Company. In exchange for Executive’s obligations under this Agreement, the Company shall pay Executive those severance payments and benefits described in Section 6(a) of the Employment Agreement, which are incorporated herein by reference and made a part of this Agreement. Executive acknowledges that Executive is not otherwise entitled to receive such severance payments and benefits, these severance payments and benefits are conditioned on Executive’s compliance with the terms of this Agreement and the Employment Agreement. Executive acknowledges and agrees that Company will withhold any taxes required by applicable law from the severance payments and benefits.
     3. Right to Consult an Attorney; Period of Review. Executive is encouraged to consult with an attorney before signing this Agreement. From the date this Agreement is first presented to Executive, Executive will have 21 [45, if applicable] days in which to review this Agreement. Executive may use as little or much of this 21 [45]-day review period as Executive chooses.
     4. Entire Agreement; Amendment; Continuing Obligations. This Agreement and the Employment Agreement together contain the entire agreement of the parties with respect to the termination of Executive’s employment and the other matters covered herein and therein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended, waived or terminated only by a written instrument executed by both parties hereto. Executive hereby reaffirms and agrees to continue to abide by all of Executive’s continuing obligations under Sections 9 through 12 of the Employment Agreement, and the Company hereby reaffirms and agrees to continue to abide by all of the Company’s continuing obligations to the Executive under the indemnification provisions of the Company’s limited liability company agreement (as amended through the date hereof), of which the Executive is an intended beneficiary who is entitled to enforce the same, and to cause Calumet Specialty Products Partners, L.P. (“Calumet”) to continue to abide by the continuing obligations of Calumet to the Executive under the indemnification provisions and the registration rights provisions of the agreement of limited partnership of Calumet (as amended through the date hereof), of which the Executive is an intended beneficiary who is entitled to enforce the same (such obligations of the Company and of Calumet being referred to herein as the “Continuing Obligations”).

     5. Revocation. Upon signing this Agreement, Executive will have 7 days to revoke the Agreement. To properly revoke the Agreement, Company must receive written notice of revocation from Executive by the close of business on the 7th day after the date the Agreement is signed by Executive. Written notice must be delivered pursuant to Section 15 of the Employment Agreement. Executive understands that failure to revoke his acceptance of this Agreement within 7 days after the date he signs it will result in this Agreement being permanent and irrevocable.
     6. Choice of Law. This Agreement will be governed in all respects by the laws of the State of Indiana, without regard to its choice of law principles. This Agreement is subject to the arbitration provisions in Section 9 of the Employment Agreement.
     7. Effectiveness of Agreement. This Agreement will be effective, and the severance payments and benefits provided in Section 6(a) of this Agreement will be made and provided, only if Executive executes this Agreement within 21 [45] days of receiving it and only if Executive does not revoke this Agreement under Section 5 above.

EXECUTIVE

Signature:

Date:

CALUMET GP, LLC

By:
Name:
Title:

Date:

A- 4